NORD RESOURCES CORPORATION
3048 N. Seven Dash Road, P.O. Box 384
Dragoon, AZ 85609
(520) 588-2241 - Fax (520) 588-7020
www.nordresources.com

February 15, 2006

Mr. Nicholas Tintor
1466 Crescent Road
Mississauga, ON L5H 1P6
Canada

VIA EMAIL ONLY: nicktintor@yahoo.ca

Dear Nick:

The Directors of Nord Resources Corporation (the “Company”) are pleased to offer you the position of Chief Executive Officer and President. Your strong Canadian mining industry background, your honesty, integrity and reputation have led to our decision. We are confident you will make an important contribution to Nord Resources.

Your initial salary will be $6,000 per month and will increase to $200,000 per annum contingent and effective upon the Company receiving funding of at least $25 million dollars. Your salary of $6,000 per month will be accrued but will remain unpaid during the interim period between your acceptance of this offer and the date (the “Funding Date”) on which the Company receives such funding, and such accrued salary will become due and payable to you no later than the fifth business day following the Funding Date. Thereafter, your annual salary will be paid in equal biweekly instalments pursuant to Company practice. In addition, your salary will be subject to annual review. You agree that: (a) you will report to the Executive Committee of the Company’s Board of Directors; and (b) in the event that the Funding Date does not occur on or before August 31, 2006, you will voluntarily resign as Chief Executive Officer and President as of that date without any right or entitlement to receive any payments or other benefits in respect of severance or termination of your employment.

Subject to your written acceptance of this offer, the Company will pay you a signing bonus of $150,000, payable as to $75,000 as soon as practicable following the date of your acceptance upon adoption of a formal stock incentive plan (the “Plan”) by the Board of Directors, and as to $75,000 on the one year anniversary of your acceptance. The bonus will be payable in common shares (the “Bonus Shares”), to be issued pursuant to the Plan as fully paid and non-assessable at a deemed issue price per share equal to the market price of Nord Resources’ common stock, subject to a 15% discount to reflect their status as “restricted securities” within the meaning assigned in Rule 144 under the Securities Act of 1933, as amended, if such discount is permissible under the rules of all stock exchanges (if any) on which the common stock of the Company is listed at the time of issuance of the Bonus Shares.

In addition, you will be granted 500,000 common stock share purchase options with a term of three years, to be issued to you upon adoption of a formal incentive plan (the “Plan”) by the board of directors. Vesting of the options will be subject to shareholder approval of the Plan at the next annual meeting of the stockholders of the Company, which we anticipate will take place in the first or second quarter of 2006.

You will also receive all normal Company benefits and be eligible for participation in future Company stock option and executive bonus plans as implemented by the Board of Directors.

Within thirty days after the date that you have signed this offer, and as a condition to your employment with the Company, you and the Company shall enter into a definitive Executive Employment Agreement stating the terms of your employment for a period of at least three years, as well as such other standard terms and conditions as the Company may reasonably require, consistent with out internal employment guidelines and policies.

All references in this letter to dollar amounts are to be the lawful currency of the United States of America.

Nord Resources has the asset base to build a strong and profitable company with the goal of creating substantial shareholder value over time. We are excited about our prospects and the addition of you to the Nord management team will help ensure the achievement of our common goals.

We look forward to your long and successful career with us.

On behalf of the Board,

/s/ Erland A. Anderson

Erland A. Anderson
Director

cc:	Mr. Ron Hirsch Mr. Steve Seymour Mr. Wade Nesmith Mr. John Cook Mr. Doug Hamilton file

Accepted:

/s/ Nicholas Tintor
Nicholas Tintor

Feb 17, 2006
Date